Exhibit 99.1

For Immediate Release: Wednesday, February 25, 2009	Contact: Bryan Norwood (713) 651-4300
KEY ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS
HOUSTON, TX, February 25, 2009 – Key Energy Services, Inc. (NYSE: KEG) announced its results for the quarter ended and full year ended December 31, 2008. The Company’s earnings conference call will be held tomorrow at 11 a.m. EST.
Fourth Quarter and Full-Year Results
Quarterly Results
Revenue for the quarter ended December 31, 2008 was $478.1 million, an 11.5% increase over revenues for the fourth quarter of 2007 of $428.6 million. This increase in revenue was primarily the result of contributions from acquisitions completed during 2008 and the fourth quarter of 2007, strong growth in the Company’s Mexico operations and price increases implemented in the second and third quarters of 2008. The quarter was impacted by several one-time, non-cash charges. Excluding these charges, net income for the quarter would have been $34.7 million and fully diluted earnings per share for the quarter would have been $0.29 per share. Reflecting the impact of these one-time charges, the Company reported a net loss for the quarter of $42.9 million, or $0.35 per share, compared to net income of $33.1 million, or earnings per share of $0.25 for the fourth quarter of 2007.
The charges impacting the quarter included a pre-tax goodwill impairment charge of $69.8 million related to the Company’s pressure pumping and fishing and rental segments. They also included a pre-tax charge for accelerated vesting of options and stock appreciation rights of $10.9 million and a pre-tax write down of the Company’s investment in a Canadian oilfield services company of $5.4 million. The aggregate after-tax effect of these one-time, non-cash charges for the fourth quarter was $0.64 per fully diluted share. (See table below setting forth the income and per share impact of these charges.)

Adjusted EBITDA (which, as calculated in the reconciliations below, excludes the one-time, non-cash items) was $115.7 million, a 6.5% increase over Adjusted EBITDA of $108.6 million for the fourth quarter of 2007. As a percentage of revenues, Adjusted EBITDA for the quarter ended December 31, 2008 was 24.2%, compared to Adjusted EBITDA as a percentage of revenues of 24.5% for the quarter ended September 30, 2008. (See Adjusted EBITDA reconciliations below.)
The Company also recorded a pre-tax charge in the quarter of $2.6 million, or $0.01 per fully diluted share, as a result of a reduction in force largely comprised of general and administrative employees.
Total capital expenditures were $88.8 million for the quarter. For the full year of 2008, the Company had capital expenditures of $219.0 million.
Full Year Results
Revenue for the year ended December 31, 2008 was a new record for the Company, totaling $1,972.1 million, compared with revenue of $1,662.0 million for the year ended December 31, 2007. This increase in revenue is primarily attributable to price increases implemented during the second and third quarters of 2008, expansion of the Company’s cased-hole wireline operations and international operations in Mexico, and acquisitions completed during 2008 and the fourth quarter of 2007. Net income for 2008 was affected by the one-time charges described above that were recorded in the fourth quarter. Excluding these items, net income for the year would have been $161.6 million and diluted earnings per share for 2008 would have been $1.29 per share. Reported net income for the year was $84.1 million, or $0.67 per diluted share, compared to net income for 2007 of $169.3 million or $1.27 per diluted share. As previously reported, 2008 earnings were also affected by hurricanes and their aftereffects in the Gulf Coast during the third quarter, which the Company estimates decreased its earnings by $8.4 million, or $0.04 per diluted share.
Adjusted EBITDA for 2008 totaled $474.9 million compared to $446.0 million in 2007. Adjusted EBITDA as a percentage of revenues for 2008 was 24.1%, compared to an Adjusted EBITDA as a percentage of revenues of 26.8% for 2007.

Commenting on the fourth quarter results, Dick Alario, Chairman and CEO, stated, “I am extremely proud that, despite rapidly deteriorating market conditions, we were able to maintain our operating margins in the fourth quarter compared to the prior quarter. As we noted in our third quarter earnings call, we recognized early that our customers’ spending was going to decline and we therefore aggressively moved to align our cost structure with market conditions. Our executives, managers and employees have been unyielding in their pursuit of cost reduction and equipment utilization. This, coupled with Key’s superior geographic footprint inside and outside the U.S., enabled us to maintain overall margins in this difficult environment.”
Alario continued, “We are focused on maintaining our strong liquidity position and generating free cash flow. Our 2009 capital expenditures plan has been reduced to approximately $130 million, some of which is contingent on customer driven projects. Our committed capital expenditures for 2009 are approximately $50 million, which will finish out our 2008 programs, and we plan on a 2009 maintenance capital expenditure level of approximately $20 million per quarter.”
Activity Update

	For the month ending
	January 31,	December 31,	January 31,
	2009	2008	2008
Working Days	21	21	22
Rig Hours	177,928	195,022	227,077
Trucking Hours	182,601	195,766	197,331
The Company calculates working days as total weekdays for the month less any Company holidays that occur that month. For the month of February 2009, there are 20 working days.
Commenting on the January activity levels, Alario stated, “We believe that as our customers entered 2009, turmoil in the global markets caused many to shutter even profitable projects to conserve cash. As demonstrated in prior downcycles, we believe that our customers will seek to improve cash flow by focusing on improving production from their existing wells. This, coupled with an improved cost structure, should allow more projects to become economically feasible, even in the current environment. As the company that keeps oil and gas wells flowing, Key should benefit.”
Liquidity Update

The Company’s liquidity position remains strong. As of February 23, 2009, the Company had approximately $150 million in cash on hand and approximately $139 million available under its Senior Secured Credit Facility. The Company expects to remain in compliance with the financial covenants under its debt agreements.
Share Repurchase Program
During the fourth quarter of 2008, the Company repurchased approximately 2.3 million shares at an aggregate cost of approximately $14.4 million. During the full year 2008, the Company repurchased approximately 11.1 million shares at an aggregate cost of approximately $135.2 million. From the inception of the Company’s share repurchase program in November 2007 through January 31, 2009, the Company has repurchased approximately 13.4 million shares of its common stock, at an aggregate cost of approximately $167.3 million. The Company is authorized to repurchase up to $300.0 million of its common stock on or before March 31, 2009. As of February 23, 2009, the number of outstanding shares of common stock was 121.2 million.
Conference Call
The Company will hold an investor conference call tomorrow, February 26, 2009, at 11 am EST. To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Conference Call.” International callers should dial (660) 422-4879. The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available tomorrow afternoon beginning at 3:00 pm EST and will be available for one week. To access the replay, please call (800) 642-1687. The access code for the replay is 85290966.

Consolidated Results of Operations Data:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
REVENUES:
Well servicing	$370,535	$333,506	$1,509,823	$1,264,797
Pressure pumping	77,814	70,871	344,993	299,348
Fishing and rental	29,717	24,238	117,272	97,867

TOTAL REVENUES	478,066	428,615	1,972,088	1,662,012

COSTS AND EXPENSES:
Well servicing	230,735	192,711	939,751	738,694
Pressure pumping	54,984	46,345	239,870	189,645
Fishing and rental	18,284	15,341	70,706	57,275
Depreciation and amortization expense	45,851	38,140	170,774	129,623
Impairment of goodwill and equity method investment	75,137	—	75,137	—
General and administrative expenses	69,249	65,609	257,707	230,396
Interest expense, net of amounts capitalized	10,653	9,976	41,247	36,207
Loss on early extinguishment of debt	—	9,557	—	9,557
Loss (gain) on sale of assets, net	1,668	(193)	(641)	1,752
Interest income	(333)	(1,041)	(1,236)	(6,630)
Other expense (income), net	3,477	(827)	4,717	(447)

TOTAL COSTS AND EXPENSES, NET	509,705	375,618	1,798,032	1,386,072

(Loss) income before income taxes and minority interest	(31,639)	52,997	174,056	275,940
Income tax expense	(11,261)	(19,993)	(90,243)	(106,768)
Minority interest	—	63	245	117

NET (LOSS) INCOME	$(42,900)	$33,067	$84,058	$169,289

(LOSS) EARNINGS PER SHARE:
Basic	$(0.35)	$0.25	$0.68	$1.29
Diluted	$(0.35)	$0.25	$0.67	$1.27

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	121,095	131,476	124,246	131,194
Diluted	121,095	133,320	125,565	133,551

Consolidated Balance Sheet Data:

	December 31,
	2008	2007
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$92,691	$58,503
Accounts receivable, net	377,353	343,408
Inventories	34,756	22,849
Prepaid expenses	15,513	12,997
Deferred tax assets	26,623	27,676
Income taxes receivable	4,848	15,796
Other current assets	7,338	6,636

Total current assets	559,122	487,865

Property and equipment, gross	1,858,307	1,595,225
Accumulated depreciation	(806,624)	(684,017)

Property and equipment, net	1,051,683	911,208

Goodwill	320,992	378,550
Other intangible assets, net	42,345	45,894
Deferred financing costs, net	10,489	12,117
Notes and accounts receivable — related parties	336	173
Equity method investments	24,220	11,217
Other assets	7,736	12,053

TOTAL ASSETS	$2,016,923	$1,859,077

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,185	$35,159
Accrued liabilities	197,116	183,364
Accrued interest	4,368	3,895
Current portion of capital lease obligations	9,386	10,701
Current notes payable — related parties, net of discount	14,318	1,678
Current portion of long-term debt	2,000	—

Total current liabilities	273,373	234,797

Capital lease obligations, less current portion	13,763	16,114
Notes payable — related parties, less current portion	6,000	20,500
Long-term debt, less current portion	613,828	475,000
Workers’ compensation, vehicular, health and other insurance claims	43,151	43,818
Deferred tax liabilities	188,581	160,068
Other non-current accrued liabilities	17,495	19,531

Minority interest	—	251
Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.10 par value	12,131	13,114
Additional paid-in capital	601,872	704,644
Accumulated other comprehensive loss	(46,550)	(37,981)
Retained earnings	293,279	209,221

Total stockholders’ equity	860,732	888,998

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,016,923	$1,859,077

Selected Consolidated Cash Flow Data:

	Year Ended December 31,
	2008	2007
	(In thousands)
Net cash provided by operating activities	$367,164	$249,919
Net cash used in investing activities	(329,074)	(302,847)
Net cash (used in) provided by financing activities	(7,970)	23,240
Effect of changes in exchange rates on cash	4,068	(184)
Net increase (decrease) in cash and cash equivalents	34,188	(29,872)
Cash and cash equivalents, beginning of period	58,503	88,375

Cash and cash equivalents, end of period	$92,691	$58,503

Impact of One-time Non-Cash Charges on Consolidated Net Income and Earnings per Share :
(Please note that the earnings per share impacts of the items discussed below differ for the fourth quarter and annual results due to different number of weighted average shares outstanding for the quarterly and annual periods.)

	Three Months Ended December 31, 2008
	(in thousands, except per share amounts)
	(unaudited)
	(Loss) Income
	Before Income		Diluted (Loss)
	Taxes and	Net (Loss)	Earnings per
	Minority Interest	Income	Share
As reported	$(31,639)	$(42,900)	$(0.35)

Impact of items:

Goodwill impairment charges	69,752	67,413	0.55
Equity compensation acceleration charge	10,892	6,758	0.06
Impairment of equity-method investment	5,385	3,397	0.03

Excluding items	$54,390	$34,668	$0.29

	Twelve Months Ended December 31, 2008
	(in thousands, except per share amounts)
		(unaudited)
	Income Before
	Income Taxes and		Diluted Earnings
	Minority Interest	Net Income	per Share
As reported	$174,056	$84,058	$0.67

Impact of items:

Goodwill impairment charges	69,752	67,413	0.54
Equity compensation acceleration charge	10,892	6,758	0.05
Impairment of equity-method investment	5,385	3,397	0.03

Excluding items	$260,085	$161,626	$1.29

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES:

	Three Months Ended December	% of	Three Months Ended September	% of	Three Months Ended December	% of
	31, 2008	Revenue	30, 2008	Revenue	31, 2007	Revenue
	(in thousands, except for percentages)
	(unaudited)
Net (loss) income	$(42,900)	-8.97%	$48,462	9.05%	$33,067	7.71%
Income tax expense	11,261	2.36%	29,079	5.43%	19,993	4.66%
Minority interest	—	0.00%	—	0.00%	(63)	-0.01%
Loss (gain) on sale of assets, net	1,668	0.35%	(1,683)	-0.31%	(193)	-0.05%
Other expense (income), net	3,477	0.73%	2,152	0.40%	(827)	-0.19%
Interest income	(333)	-0.07%	(213)	-0.04%	(1,041)	-0.24%
Interest expense, net of amounts capitalized	10,653	2.23%	10,475	1.96%	9,976	2.33%
Depreciation and amortization expense	45,851	9.59%	42,676	7.97%	38,140	8.90%
Loss on early extinguishment of debt	—	0.00%	—	0.00%	9,557	2.23%
Impairment of goodwill	69,752	14.59%	—	0.00%	—	0.00%
Impairment of equity method investment	5,385	1.13%	—	0.00%	—	0.00%

Adjusted EBITDA	$104,814	21.92%	$130,948	24.45%	$108,609	25.34%

Equity compensation acceleration charge	10,892	2.28%	—	0.00%	—	0.00%

Adjusted EBITDA, excluding equity acceleration charge	$115,706	24.20%	$130,948	24.45%	$108,609	25.34%

	Twelve Months Ended December	% of	Twelve Months Ended December	% of
	31, 2008	Revenue	31, 2007	Revenue
	(in thousands, except for percentages)
	(unaudited)
Net (loss) income	$84,058	4.26%	$169,289	10.19%
Income tax expense	90,243	4.58%	106,768	6.42%
Minority interest	(245)	-0.01%	(117)	-0.01%
(Gain) loss on sale of assets, net	(641)	-0.03%	1,752	0.11%
Other expense (income), net	4,717	0.24%	(447)	-0.03%
Interest income	(1,236)	-0.06%	(6,630)	-0.40%
Interest expense, net of amounts capitalized	41,247	2.09%	36,207	2.18%
Depreciation and amortization expense	170,774	8.66%	129,623	7.80%
Loss on early extinguishment of debt	—	0.00%	9,557	0.58%
Impairment of equity method investment	5,385	0.27%	—	0.00%
Impairment of goodwill	69,752	3.54%	—	0.00%

Adjusted EBITDA	$464,054	23.53%	$446,002	26.84%

Equity compensation acceleration charge	10,892	0.55%	—	0.00%

Adjusted EBITDA, excluding equity acceleration charge	$474,946	24.08%	$446,002	26.84%

“Adjusted EBITDA” is defined as net income before interest, taxes, minority interest, impairment charges, losses on early extinguishment of debt, depreciation and amortization, other expense (income), and (gain) losses on sale of assets. Management does not include (gain) loss on sale of assets, impairment charges, losses on early extinguishment of debt and other expense (income), net, in its calculations of Adjusted EBITDA, as it believes that they are either non-recurring or not representative of our core operations. Other expense (income), net generally represents our minority investment in IROC Energy Services, Corp. and foreign currency transaction gains and losses. As a minority shareholder in IROC, we cannot directly impact the performance of that investment. Further, management believes that most investors exclude impairment charges, minority interest, losses on early extinguishment of debt and (gain) loss on sale of assets, net from customary EBITDA calculations as those items are often viewed as non-recurring and not reflective of ongoing financial performance.
Adjusted EBITDA is a non-GAAP measure that is used as a supplemental financial measure by our management and directors and by external users of our financial statements, such as investors, to assess:
•	The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of our assets to generate cash sufficient to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure.
Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using Adjusted EBITDA as an analytical tool include:
•	Adjusted EBITDA does not reflect our current or future requirements for capital expenditures or capital commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
Adjusted EBITDA includes a charge associated with the accelerated vesting of certain stock options and stock appreciation rights. Management believes that for comparative purposes this charge should be excluded from Adjusted EBITDA as this charge is non-cash and non-recurring in nature and represents the acceleration of costs that otherwise would be recognized in future periods.
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks associated with prolonged poor economic conditions in the United States and globally, the continued instability of the credit market, availability of credit under the Company’s revolving credit facility and related liquidity risks; risks affecting activity levels for rig hours, including the continued decline and instability of commodity prices and continued decreases in the capital budgets of the Company’s customers; risks that the Company will be unable to identify or complete acquisitions and that it will be unable to integrate acquired operations; risks affecting the Company’s foreign operations, including operations in Russia, Argentina, Mexico and Canada; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain prices for services under increasing pricing pressures, the impact of rig capacity in the market and weather risk; risks that the Company will be unable to achieve financial targets or cost reductions; and factors affecting the Company’s stock repurchase program, including, among others, the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations and the availability of cash from other sources, including our revolving credit facility, from time to time. Other important risk factors that may affect the Company’s business, results of operations and financial condition are discussed in the Company’s most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.